Exhibit 10.1

Confidential Separation Agreement and General Release
This confidential separation agreement and general release is between Park-Ohio Industries, Inc. and Park-Ohio Holdings Corp. (collectively referred to as the “Company”) and W. Scott Emerick (“Employee”). The parties agree as follows:
1.Company shall pay Employee the total sum of $462,075. This amount shall be paid in 12 equal monthly installments of $38,506.25 commencing on July 25, 2015 and ending June 25, 2016, less withholding for employment taxes. Employee states that Company was not previously required to pay Employee this money. In addition, Company shall continue the Employee’s current health care coverage at the employee monthly contribution level until June 25, 2016, thereafter continuation coverage will be offered to the employee in accordance with COBRA regulations. Through Ratliff & Taylor, Company will provide Employee with executive outplacement services for a period ending upon the earlier of the date the Employee secures alternate employment or June 25, 2016.

2.Employee’s last day of employment with Company was June 4, 2015. Employee represents that he has returned to the Company all property of the Company, all data of the Company to which Employee still had access and all login credentials for any computer system or online service to which Employee had access as part of Employee’s position with Company. Employee also shall not attempt to use any of the Company’s computer systems or login credentials.

3.Employee releases Company and its parent corporations, subsidiaries, affiliates, past and present owners, directors, officers, employees, agents, insurers, successors and assigns from all claims and liabilities that arose before Employee signed this agreement (including all claims and liabilities arising under the Age Discrimination in Employment Act).

4.Notwithstanding anything in this agreement to the contrary, Employee may still file complaints with any government agency (e.g., EEOC, NLRB, etc.) and may still participate in investigations and proceedings conducted by those agencies, but because Employee has given a full release in this agreement in exchange for money, Employee waives the right to any additional relief that a government agency might receive for Employee or on Employee’s behalf to the extent that the additional relief arises from the claims that Employee has released in this agreement.

5.Employee states that Company has previously paid Employee for all hours that Employee worked for Company.

6.Employee states that Company has previously reimbursed Employee for all expenses that Employee incurred while working for Company.

7.Employee states that all of the hours worked that Employee reported to Company during Employee’s employment were accurate and complete.

8.Employee shall continue to keep confidential all non-public confidential business information of or about the Company.

9.Employee shall keep the terms of this agreement confidential, though Employee may disclose these terms to Employee’s spouse, lawyer, and financial institutions and advisors, but only if such persons also agree to keep this agreement confidential. Employee may show this agreement to government agencies.

10.Because of the irreconcilable differences that have arisen between Employee and Company, Employee shall not make any request that the Company rehire Employee or otherwise retain Employee for any purpose. If Employee breaches this provision, then Company may deny Employee’s request.

11.The parties admit no wrongdoing by signing this agreement.

12.The parties intend that: (a) if any provision of this agreement is held to be unenforceable, then that provision will be modified only to the extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded; (b) if an unenforceable provision is modified or disregarded in accordance with the foregoing, then the rest of the agreement will remain in effect as written; and (c) any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable.

13.The laws of the state of Ohio, without giving effect to its principles of conflicts of law, govern all adversarial proceedings arising out of this agreement or of Employee’s relationship with Company.

Exhibit 10.1

14.No amendment, waiver or modification of this agreement will be effective unless it is in writing and signed by the parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by Company in accordance with this paragraph must be signed by an officer of Company authorized to do so by Company’s President.

15.Employee states that this agreement has been written in understandable English and that Company advised him in writing to consult a lawyer of my choice before signing.

16.If the parties sign this agreement in several counterparts, each will be deemed an original but all counterparts together will constitute one instrument.

17.Employee may take 21 days to consider this agreement before signing. Employee may sign sooner, but if Employee signs sooner, then Employee has voluntarily waived Employee’s right to consider this agreement for 21 full days.

18.Employee may revoke this agreement during the first 7 days after Employee signs. To revoke, Employee shall deliver a written notice of revocation to Elizabeth Boris at the following address: Park-Ohio Products, Inc., 6065 Parkland Blvd., Mayfield Heights, Ohio, 44125, Fax 440-947-2269. Any such revocation will be effective upon its receipt by Company.

19.This agreement will become effective when all parties have signed it, or after the expiration of Employee’s 7-day revocation period, whichever is later. The date of this agreement will be the date that this agreement is signed by the last party to sign it, as indicated by the date associated with that party’s signature.

20.This agreement and the Non-Competition/Non-Solicitation Agreement dated June 15, 2012 attached as Exhibit A, constitutes the entire understanding between the parties and supersedes all other agreements, whether written or oral, between the parties.
Each party is signing this agreement on the date stated opposite that party’s signature.

Date: July 6 , 2015                /s/ W/ Scott Emerick
Employee Signature
W. Scott Emerick

PARK-OHIO INDUSTRIES, INC.
Date: July 7 , 2015
By: /s/ Robert D. Vilsack
Print name: Robert D. Vilsack
Print title: Secretary